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Exhibit 3.18

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
A 3 THEATRES OF SAN ANTONIO, LTD.

(i)

(ii)

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
A 3 THEATRES OF SAN ANTONIO, LTD.
(formerly A 3 Theatres of San Antonio, a Texas Limited Partnership)

        THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is dated as of October 29, 1987, by and among A 3 THEATRES, INC., a Texas corporation, as General Partner, and the Limited Partners as hereafter defined.

        WHEREAS, this Second Amended and Restated Agreement of Limited Partnership of A 3 Theatres of San Antonio, Ltd. amends and restates in its entirety the First Amended and Restated Agreement of Limited Partnership of A 3 Theatres of San Antonio, a Texas limited partnership, dated as of December 15, 1986;

        WHEREAS, the parties hereto desire to provide for the governance of the Partnership and to set forth in detail their respective rights and duties relating to the Partnership;

        NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, the parties, intending to be legally bound, hereby agree as follows

ARTICLE ONE

DEFINED TERMS

        The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article One. The singular shall include the plural and the masculine gender shall include the feminine, the neuter and vice versa, as the context requires.

        "Accountants" means Price Waterhouse, or such other firm of independent public accountants as shall be engaged from time to time by the General Partner for the Partnership.

        "Act" means the Texas Revised Limited Partnership Act, as amended from time to time.

        "Additional Acquisition" has the meaning given in Section 4.1A.

        "Additional Limited Partner" means any Person admitted to the Partnership pursuant to Section 3.3 and shown as a Limited Partner on the books and records of the Partnership.

        "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of more than 50% of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of more than 50% of any class of equity securities or in which the specified Person has a substantial beneficial interest, or (iv) any relative or spouse of the specified Person.

        "Agreement" means this Second Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time, as the context requires.

        "Asset Purchase Agreement" means that certain Asset Purchase Agreement dated December 15, 1986 by and among the Partnership, as the buyer, and Santikos Theatres, Inc., Videogames, Inc., Metro Distributing Company, Inc., Entertainment, Inc., and Mr. John Santikos, as the sellers.

        "Assumed Tax Rate" means the aggregate of the maximum federal and California state tax income rates at the time a distribution is declared as are applicable to corporations, provided, that federal tax rate shall be determined after taking into account the estimated benefit from a deduction from taxable income for state income tax applicable. The Assumed Tax Rate shall be the same for all Partners and the General Partner's good faith determination thereof shall be determinative.

        "Available Cash From Operations" means, with respect to any period selected by the Partnership for accounting purposes, the excess of cash receipts of the Partnership (other than Capital Contributions or the proceeds of any loan or receipts arising from Sales, but including any interest received on purchase-money obligations accepted by the Partnership on any sale or other disposition of any assets of the Partnership) during such period over the sum of the following (i) the amount of cash (except cash withdrawn from reserves therefor) disbursed in such period in order to obtain cash receipts (other than Capital Contributions or the proceeds of any loan or receipts arising from Sales) including, but not limited to, the expenses of management of the Theatre Properties, insurance premiums, taxes, maintenance and repair, computer time-sharing, accounting, statistical or bookkeeping service, travel on Partnership business, and telephone expenses, (ii) payments of principal of and interest on loans to the Partnership and payments of fees and other amounts related thereto, (iii) the amount of cash (except cash withdrawn from reserves therefor) disbursed in such period for capital expenditures and related fees and expenses with respect to Partnership Theatre Property, (iv) the amount of cash (except cash withdrawn from reserves therefor) disbursed in such period to pay other costs and expenses incident to the ownership and operation of the Partnership Theatre Property or the operation and management of the Partnership, and (v) payments actually made or amounts actually allocated during such period to establish such reserves for the payment of Partnership costs and expenses as the General Partner in its reasonable discretion deems necessary or appropriate.

        "Available Refinancing Proceeds" has the meaning given in Section 4.2A.

        "Available Sale Proceeds" has the meaning given in Section 4.2A.

        "Capital Accounts" shall mean the accounts established for each Partner in accordance with Section 9.6 hereof.

        "Capital Contribution" means, at any specified time, the total amount of money contributed to the Partnership by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor holders of the Partnership Units of such Partners or Partner).

        "Certificate" means the Certificate of Limited Partnership as originally filed with the Secretary of State of the State of Texas pursuant to the Act on December 18, 1986, and as amended, modified, supplemented or restated from time to time, as the context requires.

        "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

        "Consent" means the prior written consent of a Person, or the affirmative vote of such Person at a meeting called and held pursuant to Section 11.2, as the case may be, to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

        "Current Limited Partners" means the Persons executing this Agreement on the execution page hereof and signified thereon as Limited Partners.

        "Distributable Cash From Operations" means, with respect to any period selected by the Partnership for accounting purposes, the excess of Available Cash from Operations for such period over amounts actually applied during such period to Additional Acquisitions.

        "Distributable Refinancing Proceeds" has the meaning given in Section 4.2A.

        "Distributable Sale Proceeds" has the meaning given in Section 4.2A.

        "EMV" means Entertainment-Media Venture Partners I, L.P. or any Affiliate thereof to whom its Partnership Units are transferred pursuant to Section 7.1 E.

        "Financing" means any borrowings made or incurred to finance the Partnership's purchase of any specified Theatre Property or element thereof (other than borrowings constituting a Refinancing).

        "General Partner" means A 3 Theatres, Inc., a Texas corporation, and/or any other Person that becomes a successor or additional General Partner of the Partnership as provided herein, in such Person's capacity as a General Partner of the Partnership.

        "Incapacity" means, as to any Person, the bankruptcy, death, adjudication of incompetence or insanity, incapacity, disability or dissolution; provided, however, that the dissolution of a sole General Partner shall not be deemed to be an Incapacity if A 3 Theatres, Inc., or an Affiliate thereof, designates a successor General Partner which succeeds to the rights of the General Partner at the time of such dissolution pursuant to Section 6.1B.

        "Limited Partner" means any Person who is a Limited Partner as shown on the books and records of the Partnership (whether a Current Limited Partner, an Additional Limited Partner, or a Substituted Limited Partner) at the time of reference thereto in such Person's capacity as a Limited Partner of the Partnership.

        "Notification" means a writing, containing the information required by this Agreement to be communicated to any Person, sent as provided in Section 12.2.

        "Partner" means any General Partner or Limited Partner.

        "Partnership" means the limited partnership formed by and governed under and pursuant to this Agreement, as said limited partnership may from time to time be constituted.

        "Partnership Unit" means the units into which the proprietary interests in the Partnership are divided, each Partnership Unit representing the same amount of proprietary interest as any other. Reference to a majority or a specified percentage in interest of the Limited Partners means Limited Partners whose combined Partnership Units represent over fifty percent (50%) or such specified percentage, respectively, of the Partnership Units of all Limited Partners.

        "Partnership Theatre Property" means, (i) with respect to any specific Theatre Property acquired by the Partnership, including without limitation those Theatre Properties acquired by the Partnership pursuant to the Asset Purchase Agreement, such Theatre Property; (ii) with respect to any specific Theatre Property in which the Partnership acquires an interest, either the Partnership's aliquot share of such Theatre Property or such interest, as the context requires; and, (iii) with respect to any specific Theatre Property owned by another partnership, joint venture or other entity in which the Partnership owns a direct or indirect interest, either the Partnership's indirect aliquot share of such item of Theatre Property or the Partnership's interest in such other partnership, joint venture or other entity, as the context requires.

        "Person" means any individual, corporation, partnership, trust, unincorporated organization or association, or other entity.

        "Profits" and "Losses" means the Partnership's taxable income or loss determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) shall be included in taxable income or loss), with the following modifications: (i) gain or loss and depreciation with respect to the Partnership's property shall be computed by reference to the value of such property as set forth on the books of the Partnership in accordance with the principles of Section 1.704-1(b)(iv)(g) of the Treasury Regulations, notwithstanding that the adjusted tax basis of such property differs from its book value, and (ii) any items of income, gain, loss or deduction specially allocated to a Partner under Section 4.4 or Section 8.2B shall not be taken into account in computing Profits and Losses.

        "Refinancing" means any borrowing incurred or made to recapitalize the Partnership's equity investment in, and/or to refinance any loan used to finance the purchase of or secured by, a specified Theatre property or element thereof.

        "Sale" means any event or partnership transaction (other than receipt of Capital Contributions) not in the ordinary course of the Partnership's business, including, without limitation, (a) receipt of any installment of the outstanding principal amount of (but not interest on) purchase-money obligations accepted by the Partnership on any sale or other disposition of Partnership assets, (b) any taking, damage to or destruction of Theatre Property, or any part thereof, resulting in receipt by the Partnership of condemnation awards or insurance awards or insurance proceeds in excess of the amounts, if any, thereof applied to replacement, repair or restoration of such Theatre Property, and (c) receipt by the Partnership of any amounts remaining in any cash reserve provided pursuant to Section 4.2A(1) upon the satisfaction or discharge of the debts, obligations, contingencies or unforeseen liabilities for which such reserves have been created; provided, however, that (i) receipt by the Partnership of any amount derived from interest on investments (including on investment of any Capital Contributions or Partnership borrowings) or otherwise shall not be considered a Sale for the purpose of this Agreement and (ii) the receipt by the Partnership of any proceeds of a Financing or Refinancing shall not be considered a Sale for the purpose of this Agreement.

        "Senior Credit Facility" means any loan, financing or credit facility provided to the Partnership by a Senior Lender.

        "Senior Lender" means any lender(s) which may at any time provide financing to the Partnership in connection with the acquisition of Theatre Properties by the Partnership, and any lenders which may provide refinancing in respect of such financing or under any restructuring of such financing.

        "Substituted Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of section 7.2 and shown as a Limited Partner on the books and records of the Partnership.

        "Tax Funding Distributions" means distributions made by the Partnership to its Partners on account of their interest as Partners in an amount equal to: (x) the amount of any taxable income allocable to such Partners for federal income tax purposes, times (y) the Assumed Tax Rate.

        "Theatre Property" means all motion picture theatre property, video games and other property, real or personal, (including all property incidental or related to the operation of a motion picture theatre business, such as concessions) that the Partnership may acquire or in which the Partnership may acquire an interest through equity interest, debt participation, other securities holdings or other interest or which will be acquired by another partnership, joint venture or other entity in which the Partnership may become a partner or co-venturer or acquire a direct or indirect interest, and all improvements to and replacements and renewals of such property.

        "Transfer Application" has the meaning given in Section 7.2.

        "Wallace Employment Agreement" means the Employment Agreement by and between Scott Wallace and the Partnership dated approximately as of the date of the closing of the transactions contemplated by the Asset Purchase Agreement.

        "Warrant" means the Warrant issued to Citicorp for the purchase of 53 Partnership Units as Limited Partner, subject to adjustment to such number of Partnership Units as provided therein.

ARTICLE TWO

FORMATION; NAME, PLACE OF BUSINESS AND OFFICE;
PURPOSE; TERM

        Section 2.1    Formation

        The Partners do hereby acknowledge and affirm the formation of the Partnership as a limited partnership pursuant to the Act. The rights and liabilities of the Partners shall be as provided for in the Act if not expressly provided for in this Agreement.

        Section 2.2    Names, Offices and Agent

        The name of the limited partnership formed hereby is A 3 Theatres of San Antonio, Ltd. The registered office of the Partnership in the State of Texas shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Texas or any other jurisdiction shall be such person or persons as the General Partner may designate from time to time. The principal office of the Partnership in the United States shall be at such place as the General Partner may designate from time to time, which need not be in the State of Texas, and the Partnership shall maintain records there as required by Section 1.07 of the Act and shall keep the street address of such principal office at the registered office of the Partnership in the State of Texas. The Partnership may have such other offices as the General Partner may designate from time to time.

        Section 2.3    Purpose

        The purpose and character of the business of the Partnership is to acquire, finance, refinance, hold, develop, improve, maintain, operate, lease, sell, exchange, dispose of and otherwise invest in and deal with Theatre Property in Bexar County or Travis County, Texas or any contiguous county and direct and indirect interests therein and to exercise all such powers as are necessary or incidental in connection with the foregoing. The Partnership initially has acquired those Theatre Properties described in the Asset Purchase Agreement, and may in the future, in the discretion of the General Partner, acquire additional Theatre Properties with cash contributed by Partners, with the proceeds of any Financing, Refinancing, Available Cash From Operations, Available Sale Proceeds and/or Available Refinancing Proceeds, all in accordance with the terms of this Agreement.

        Section 2.4    Term

        The Partnership shall continue in full force and effect until December 31, 2016, or until dissolution prior thereto pursuant to the provisions hereof.

        Section 2.5    Adoption of Act

        Pursuant to Section 13.02 of the Act, the Partnership hereby elects to adopt the Act effective on the date the Amended and Restated Certificate of Limited Partnership of the Partnership is filed with the Secretary of State of Texas as described in Section 2.6 hereof.

        Section 2.6    Filing of Certificate

        As soon as practicable following the execution hereof, the General Partner shall cause the Certificate of Limited Partnership to be amended and shall cause such Amended and Restated Certificate to be filed in the office of the Texas Secretary of State as required by Section 13.02 of the Act which Amended and Restated Certificate shall include the information required by the Act and such other information as the General Partner may deem appropriate. The General Partner shall cause such Certificate to be further amended and cause any such amendments to be filed at such times and in such places as are or shall be required by the Act.

ARTICLE THREE

PARTNERS AND CAPITAL

        Section 3.1    General Partner

        The address, Capital Contribution, and Partnership Units of the General Partner is set forth on Exhibit A hereto. In the event that the number of Partnership Units held by the General Partner as General Partner at any time shall be less than one percent (1%) of the total number of outstanding Partnership Units and in the event that the General Partner also holds Partnership Units as a Limited Partner, there shall be automatically converted such number of the General Partner's Limited Partner Partnership Units into General Partner Partnership Units so that after such conversion the number of Partnership Units held by the General Partner as a General Partner shall not be less than one percent (1%) of the total number of Partnership Units then outstanding. If, and to the extent that after the foregoing conversion, the General Partner shall still not hold Partnership Units equal to at least one percent (1%) of the total Partnership Units outstanding, the General Partner shall contribute cash to the capital of the Partnership to bring the number of its General Partner Units up to one percent (1%) of the total Partnership Units outstanding (such additional Capital Contribution being made at the same price per Partnership Unit as the General Partner paid for its initial General Partner Partnership Units). Except as set forth in the previous sentence the General Partner, as such, shall not make any additional Capital Contribution to the Partnership.

        Section 3.2    Current Limited Partners

        The addresses, Capital Contributions, and initial Partnership Interests of the Current Limited Partners are set forth on Exhibit A hereto.

        Section 3.3    Additional Limited Partners

        A.    The General Partner is authorized to admit Additional Limited Partners to the Partnership and issue Partnership Units thereto at such times and on such terms as the General Partner shall determine in its discretion. The General Partner is also hereby expressly authorized to cause the Partnership to issue to one or more subordinated lenders a Warrant as the General Partner in its discretion determines to be necessary or appropriate in connection with the acquisition of the Theatre Properties and in connection with any financing or refinancing of the Partnership by way of indebtedness. Upon exercise of the Warrant and payment to the Partnership of the exercise price set forth therein, the General Partner shall admit the holder(s) so exercising the Warrant to the Partnership as an Additional Limited Partner(s).

        B.    Notwithstanding paragraph A of this Section 3.3, no sale or issuance of additional Partnership Units to Additional Limited Partners shall be made by the Partnership (other than those pursuant to the exercise of the Warrant) unless the Partnership shall have first offered, by written notice to each Limited Partner and holder of any outstanding Warrant at the time of such offer, the right to purchase a portion of such additional Limited Partners' Partnership Units at the same price and on the same terms and conditions as are available to any third party pursuant to such proposed sale or issuance. Unless a Limited Partner or Warrantholder has exercised the rights hereunder to purchase additional Limited Partners' Partnership Units within 30 days of written notice being given to it by the Partnership pursuant to the preceding sentence, such rights shall be extinguished as to such sale or issuance. Each Limited Partner and each Warrantholder shall be entitled to purchase that proportion of the total Limited Partners' Partnership Units being offered by the Partnership as the number of its outstanding Partnership Units bears to the total number of outstanding Partnership Units held by all Limited Partners and Warrantholders who have elected to purchase under this paragraph B. For all purposes of the the foregoing sentence, all Partnership Units which may then be acquired by the Warrantholder pursuant to an exercise of the Warrant shall be deemed to be "outstanding Partnership Units". No Limited Partner or Warrantholder shall be entitled to purchase any additional Limited Partners'

Partnership Units except as provided in this paragraph B. The rights of Limited Partners and Warrantholders hereunder shall apply with respect to each proposed sale or issuance of Limited Partners' Partnership Units by the Partnership, from time to time.

        C.    The names, addresses, Capital Contributions and Partnership Units of the Additional Limited Partners shall be set forth in the books and records of the Partnership.

        D.    No Limited Partner shall be required to make any additional Capital Contribution to the Partnership.

        Section 3.4    Partnership Capital

        A.    No Partner shall be paid interest on any Capital Contribution to the Partnership or on such Partner's Capital Account, notwithstanding any disproportion therein as between Partners.

        B.    The Partnership shall not redeem or repurchase any Partner's Partnership Units, and no Partner shall have the right to withdraw from the Partnership, except as provided in Section 6.1, or to receive any return of any Capital Contribution.

        Section 3.5    Liability of Partners

        A.    Subject to the provisions of Section 3.5B, no Limited Partner shall have any personal liability whatever in his capacity as a Limited Partner, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts, liabilities, contracts or any other obligations of the Partnership or for any losses of the Partnership. A Limited Partner shall be liable only to make his Capital Contribution and shall not be required to lend any funds to the Partnership or, after his Capital Contribution shall have been paid, subject to the provisions of Section 3.5B, to make any further capital contributions to the Partnership or to repay to the Partnership, any Partner, or any creditor of the Partnership all or any portion of any negative amount of such Limited Partner's Capital Account.

        B.    In accordance with state law, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership, for the benefit of partnership creditors, amounts previously returned or distributed to such partner as a return of capital and distributions to such limited partner. It is the intent of the parties to this Agreement that the provisions hereof shall be interpreted to the extent possible to limit the liability of the Limited Partners as set forth in Section 3.5A. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return any amounts to the Partnership, such obligation shall be the obligation of such Limited Partner and not of the General Partner.

        C.    Neither the General Partner nor any of its Affiliates shall have any personal liability for the return or repayment of the Capital Contribution of any Limited Partner or to repay to the Partnership any portion or all of any negative amount of the General Partner's Capital Account, except as otherwise provided by law.

        Section 3.6    General Partner as Limited Partner

        The General Partner may also be a Limited Partner to the extent that it purchases or becomes a transferee of all or any part of the Partnership Units of a Limited Partner, and to such extent shall be treated in all respects as a Limited Partner.

ARTICLE FOUR

DISTRIBUTIONS OF CASH;
ALLOCATIONS OF PROFITS AND LOSSES

        Section 4.1    Distributions of Distributable Cash From Operations

        A.    The General Partner shall have the right to cause the Partnership to invest or reinvest Available Cash From Operations, in (i) temporary, liquid investments of the type described in Section 9.3, and (ii) Theatre Properties located within Bexar County or Travis County, Texas or any contiguous county. Theatre Properties acquired pursuant to this Section 4.1A, together with additional Theatre Properties acquired with Available Sale Proceeds or Available Refinancing Proceeds pursuant to the second paragraph of Section 4.2A, are referred to as "Additional Acquisitions."

        B.    All Distributable Cash From Operations shall be distributed to the Partners at such time or times as the General Partner shall determine in its discretion. To the extent not inconsistent with the Partnership's Senior Credit Facility, the General Partner shall make good faith efforts to make Tax Funding Distributions out of Distributable Cash From Operations; all Distributable Cash From Operations distributed by the General Partner, including Tax Funding Distributions, shall be made pro rata to each Partner in proportion to its respective share of the total outstanding Partnership Units; provided, however, that any distribution under this subsection B shall be subject to the provisions of Section 4.5.

        Section 4.2    Distributions of Proceeds Arising from a Refinancing or Sale

        A.    All cash receipts of the Partnership arising from a Refinancing or Sale shall, as soon as practicable after the occurrence of such Refinancing or Sale, be applied, in the priority set forth, as follows:

          (1)  first, in the priority provided by law or any applicable agreement or undertaking of the Partnership, to

            (a)  payment, to the extent applicable, of all amounts required to be disbursed in connection with such Refinancing or Sale;

            (b)  payment of all debts and obligations of the Partnership thereon due, related to the particular Refinancing or Sale (including, in the case of any Refinancing of existing Partnership borrowings, repayment of the principal of, and premium, if any, and interest on, such existing borrowings);

            (c)  in the case of any Refinancing or Sale made, in whole or in part, in order to provide funds to improve, modify or repair any Theatre Property, to the payment of the costs or expenses of such improvement, modification or repair;

            (d)  creation of reasonable cash reserves considered necessary or appropriate in the discretion of the General Partner to provide for payment of and to pay any of the items described in clauses (i) through (iv) of the definition of "Available Cash From Operations"; and

            (e)  payment of all other debts and obligations of the Partnership then due, other than to any Partner; and

          (2)  second, to payment of all debts and obligations of the Partnership to any Partners, prorated if such remaining amounts are not sufficient to pay all such debts and obligations.

The amount of cash receipts remaining after the foregoing applications is, in this Agreement, called "Available Refinancing Proceeds" or "Available Sale Proceeds", as the case may be.

        The General Partner shall have the right to cause the Partnership to invest or reinvest Available Sale Proceeds or Available Refinancing Proceeds in (i) temporary, liquid investments of the type described in Section 9.3 and (ii) "Additional Acquisitions" of Theatre Properties as defined in Section 4.1.A.

        The amount of Available Refinancing Proceeds or Available Sale Proceeds remaining after any applications permitted by the foregoing subparagraphs is, in this Agreement, called "Distributable Refinancing Proceeds" or "Distributable Sale Proceeds", as the case may be.

        B.    Distributable Refinancing Proceeds from any Refinancing or Distributable Sale Proceeds from any Sale, as the case may be, shall be distributed to the Partners at such time or times as the General Partner shall determine in its discretion. To the extent not inconsistent with the Partnership's Senior Credit Facility, the General Partner shall make good faith efforts to make Tax Funding Distributions out of Distributable Refinancing Proceeds and Distributable Sale Proceeds; all Distributable Refinancing Proceeds and Distributable Sales Proceeds distributed by the General Partner, including Tax Funding Distributions, shall be made pro rata to each Partner in proportion to its respective share of the total outstanding Partnership Units; provided, however, that any distribution under this subsection B shall be subject to the provisions of Section 4.5.

        Section 4.3    Allocations of Profits and Losses

        A.    The Profits and Losses of the Partnership, whether from operations or Sale, shall be determined in accordance with the accrual method of accounting, and allocated with respect to each fiscal year of the Partnership as of the end of, and as soon as practicable after the end of, the year.

        B.    Subject to Section 4.3 C, all Profits and Losses for each taxable year of the Partnership shall be allocated to the Partners, pro rata in proportion to their respective Partnership Units.

        C.    If and to the extent an allocation of Losses to a Partner would create or increase a deficit in such Partner's Capital Account in excess of such Partner's proportionate share of the Partnership's Minimum Gain (as defined in Section 4.4A), such Losses shall instead be reallocated (i) first, to the other Partners with positive Capital Account balances (in proportion to such positive balances) until such balances are reduced to zero, and (ii) thereafter, 100% to the General Partner. If the General Partner is allocated any Losses under (ii) above, subsequent Profits of the Partnership shall first be allocated to the General Partner until such Losses have been offset.

        D.    Upon the admission of an Additional Limited Partner or upon the transfer or termination of all or part of a Partner's Partnership Units, allocation of Profits and Losses shall be made so as to take into account the varying interests of the Partners in the Partnership during the taxable year in accordance with whatever reasonable, consistently applied method the General Partner may choose to implement the provisions of Section 706 of the Code.

        E.    The allocation method set forth in this Section 4.3 and Section 4.4 are intended to allocate Profits and Losses to the Partners for federal income tax purposes in accordance with their economic interest in the Partnership while complying with the requirements of Section 704(b) of the Internal Revenue Code of 1986, as amended and any final Treasury Regulations promulgated thereunder. Therefore, if the Partnership is advised by legal counsel or its accountants that the allocation provisions of this Agreement are unlikely to be respected for federal income tax purposes, the General Partner shall have the right to amend this Agreement without action by the Partners to the minimum extent necessary to correct such defect, provided that no Partner is materially and adversely affected thereby.

        Section 4.4    Special Allocations: Items of Income or Gain

        A.    Notwithstanding anything else contained in Section 4.3 above:

          (1)  If there is a net decrease in the Minimum Gain of the Partnership during a taxable year, all Partners with deficit Capital Account balances at the end of such year (adjusted hypothetically as provided for in Sections 1.704-1(b)(4)(iv)(e) of the Treasury Regulations), shall be allocated, before any other allocation, items of income or gain for such year (and, if necessary, subsequent years) in the amount and in the proportions needed to eliminate such deficits as quickly as possible. The Partners intend that the provisions set forth in this Section 4.4A will constitute a "minimum gain chargeback" as described in Section 1.704-1(b)(4)(iv)(e) of the Treasury Regulations. The regulations shall control in the event of a conflict between the regulations and this clause. The allocations required by this Section 4.4A shall be made before any other allocations for the year and the particular item of income and gain to be allocated hereunder shall be in the order of priority set forth in Section 1.704-1(b)(4)(iv)(e) of the Treasury Regulations. If allocations to more than one Partner are to be made under this provision, the allocation shall be made in proportion to the ratio of the deficit balances in the Partners' Capital Accounts. As used herein, the term "Minimum Gain" means the minimum gain that would be recognized by the Partnership if the non-recourse debt of the Partnership were foreclosed upon and various assets securing such debt were transferred to the creditors in satisfaction thereof.

          (2)  If any Partner unexpectedly receives an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in that Partner's Capital Account (adjusted hypothetically as provided for in Sections 1.704-1(b)(2)(ii)(d) and 1.704-1(b)(4)(iv)(e) of the Treasury Regulations), such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate or to reduce the deficit balance in that Partner's Capital Account so created or increased as quickly as possible. Allocations under this subparagraph (e)(ii) shall be comprised of a pro rata portion of each item of Partnership income (including gross income) and gain for the year; however, items of income and gain allocated under subparagraph (e)(i) above shall be excluded from the operation of this subparagraph (e)(ii). The Partners intend that the provisions set forth in this subparagraph (e)(ii) will constitute a "qualified income offset" as described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. The regulation shall control in the case of any conflict between those regulations and this subparagraph (e) (ii).

        B.    To the extent the Partnership has an imputed interest deduction with respect to any loan from a Partner pursuant to Section 483, Section 7872, or Sections 1271 through 1288 of the Code, such imputed interest deduction shall be specially allocated to the Partner making the loan, and such Partner shall also be credited with a corresponding capital contribution for the amount of the imputed interest to which such deduction relates.

        C.    To the extent the Partnership has imputed interest income with respect to any loan to a Partner pursuant to Sections 483, 7872 or 1271 through 1288 of the Code, such imputed interest income shall be specially allocated to the Partner to whom such loan was made, and such Partner's Capital Account shall also be debited with a corresponding distribution for the amount of the imputed interest to which such income relates.

        D.    In accordance with Section 704(c) of the Code and Section 1.704-1(b)(4)(i) of the Treasury Regulations, all income, gain, loss and deduction with respect to any property which is reflected on the books of the Partnership at a value that differs from its adjusted tax basis shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property and its book value to the Partnership. Allocations under this Section 4.4D are solely for tax purposes. Accordingly, no adjustments to a Partner's Capital Account or share of Profits, Losses or distributions shall be made as a result of such allocations.

        Section 4.5    Determination of Distributions and Allocations Among Partners

        A.    All Distributable Cash From Operations distributed to the Partners shall be distributed to the Persons who are Partners on the day such distribution is made.

        B.    All Distributable Refinancing Proceeds or Distributable Sale Proceeds arising from a Refinancing or Sale shall be distributed, and all Profits and Losses arising from a Sale shall be allocated, to the Persons who were Partners as of the date of such Refinancing or Sale.

        C.    The Partnership shall withhold from any distribution such amounts as are required by the laws of any taxing jurisdiction. Such withheld amounts shall be treated as amounts distributed to the respective Partners on whose account the withholding was imposed for all purposes of this Agreement.

        Section 4.6    Notice of Distributions to Warrantholders

        Notwithstanding any provision herein to the contrary, so long as any Warrant remains outstanding, the Partnership shall not establish any record date for distributions or make any distributions to its Partners of Distributable Cash From Operations, Distributable Refinancing Proceeds or Distributable Sale Proceeds or distributions in dissolution and liquidation unless it shall have first given each holder of record of any outstanding Warrant at least 60 days' written notice of its intention to do so in order to afford such Warrantholder the opportunity to exercise its Warrant within such 60 day period. Notwithstanding the foregoing sentence, nothing herein shall require the Partnership to give notice to any holder of an outstanding Warrant of its intention to make distributions of, or establish a record date for distributions of, Tax Funding Distributions.

ARTICLE FIVE

RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

        Section 5.1    Management and Control of the Partnership

        A.    Subject to the Consent of the Limited Partners where required by this Agreement, the General Partner, within the authority granted to it under and in accordance with the provisions of this Agreement, shall have the full and exclusive right to manage and. control the business and affairs of the Partnership and to make all decisions regarding the business of the Partnership and shall have all of the rights, powers and obligations of a general partner of a limited partnership under the laws of the State of Texas.

        B.    No Limited Partner shall participate in the management of or have any control over the Partnership's business nor shall any Limited Partner have the power to represent, act for, sign for or bind the General Partner or the Partnership. The Limited Partners hereby Consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

        Section 5.2    Authority of the General Partner

        A.    In addition to any other rights and powers that the General Partner may possess under this Agreement and the Act, the General Partner shall, except to the extent otherwise provided herein, have all specific rights and powers required or appropriate to its management of the Partnership business which, by way of illustration but not by way of limitation, may include the following rights and powers:

          (1)  to cause the Partnership to execute, deliver and perform each of the agreements and obligations to be performed by the Partnership pursuant to the Asset Purchase Agreement and any additional agreements or other documents or instruments contemplated thereby, including without limitation any loan agreements, mortgage, security or other agreements, documents or instruments (including without limitation the Warrant) in connection with the Financing for the acquisition of the Theatre Properties pursuant to the Asset Purchase Agreement;

          (2)  to acquire, hold, improve, maintain, operate, lease, finance, encumber, manage, sell, dispose of and otherwise deal with and invest in Theatre Properties (including Theatre Properties to be acquired pursuant to the Asset Purchase Agreement, Theatre Properties which may be acquired in Additional Acquisitions and other Theatre Properties which the General Partner in its discretion may cause the Partnership to acquire with cash contributed by Partners, with the proceeds of any Financing, Available Cash From Operations, Available Sale Proceeds and/or Available Refinancing Proceeds), or direct or indirect interests therein, or interests in any joint venture, partnership or other entity which owns or holds any particular item of Theatre Property;

          (3)  to acquire by purchase or otherwise, and to hold, improve, maintain, operate, finance, encumber, lease, sell, dispose of and otherwise deal with and invest in, any real or personal property which may be necessary or incidental to the ownership, holding, financing, use, operation, sale or disposition of the Theatre Properties or direct or indirect interests therein;

          (4)  to execute any and all agreements, contracts, documents, certifications (including any certificates of limited partnership) and instruments and make regulatory filings necessary or convenient in connection with the development, management, maintenance and operation of the Theatre Properties or the Partnership, including the employment of itself or such Persons, which may include Affiliates of the General Partner, as may be necessary therefor;

          (5)  to borrow money and issue evidences of indebtedness, in furtherance of any or all of the purposes of the Partnership, and to secure the same by mortgage, pledge or other lien on the Theatre Properties or any other assets of the Partnership, and to refinance and/or repay, in whole or in part, any such borrowings or security;

          (6)  to execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, security agreement, mortgage, chattel mortgage, secured note, financing statement, bill of sale, contract or other instrument purporting to convey or encumber the personal or real property of the Partnership;

          (7)  to protect and preserve the title and interest of the Partnership with respect to the assets at any time owned or acquired by the Partnership;

          (8)  to collect all amounts due to the Partnership, and otherwise to enforce all rights of the Partnership, including all such rights inuring to the benefit of the Partnership under any lease of its assets, and in that connection to retain counsel and institute such suits or proceedings, in the name and on behalf of the Partnership, or, if the General Partner and the Partners agree, in the name of the Partners;

          (9)  to designate and appoint one or more agents for the Partnership who shall have such authority as may be conferred upon them by the General Partner, and who may perform any of the duties, and exercise any of the powers and authority conferred upon the General Partner hereunder, including, but not limited to, designation of one or more agents as authorized signatories on any bank accounts maintained by the Partnership;

          (10) to establish and maintain one or more bank accounts for the Partnership in such bank or banks as the General Partner may, from time to time, designate as depositaries of the funds of the Partnership;

          (11) to the extent that funds of the Partnership are available, to pay all debts and obligations of the Partnership;

          (12) to the extent that funds of the Partnership are available, to make distributions to the Partners in accordance with the provisions of this Agreement;

          (13) to perform all normal business functions, and otherwise operate and manage the business affairs of the Partnership, in accordance with and as limited by this Agreement;

          (14) to deal with, or otherwise engage in business with, or lease assets or provide services to, and receive compensation therefor from, any person who has in the past dealt or engaged in business with the General Partner or any of its Affiliates (whether as lender, supplier, agent, lessee, purchaser or otherwise) or may in the future have such dealings or do such business with the General Partner or any of its Affiliates;

          (15) to perform all duties imposed on a "tax matters partner" of the Partnership by Section 6221 through 6232 of the Code, including (but not limited to) the following (a) the power to conduct all audits and other administrative proceedings (including windfall profit tax audits) with respect to Partnership tax items; (b) the power to extend the statute of limitations for all

  Partners with respect to Partnership tax items; (c) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; and (d) the power to enter into a settlement with the Internal Revenue Service on behalf of, and binding upon, those Limited Partners having less than a one percent (1%) interest in the Profits of the Partnership unless a Limited Partner notifies the Internal Revenue Service and the General Partner that the General Partner may not act on such Limited Partner's behalf; and

          (16) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a partnership under the laws of the State of Texas and any other applicable law.

        B.    Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, as to

          (1)  the identity of the General Partner or any Limited Partner;

          (2)  the existence or non-existence of any fact or facts which constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

          (3)  the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

          (4)  any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

        Section 5.3    Restrictions on the Authority of the General Partner

        A.    Without the Consent of all the Limited Partners, but subject to the provisions of Section 11.3, the General Partner shall not have the authority to:

          (1)  do any act in contravention of this Agreement;

          (2)  do any act that would make it impossible to carry on ordinary business of the Partnership;

          (3)  admit a Person as a General Partner, except as provided in this Agreement;

          (4)  admit a Person as Limited Partner, except as provided in this Agreement;

          (5)  knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

          (6)  deal or engage in transactions with, or lease or provide services to, or obtain services from, the General Partner or any of its Affiliates (whether as lender, supplier, agent, lessee, lessor, purchaser or otherwise) except on terms and conditions standard or generally prevailing in the business in which the Partnership engages; or

          (7)  grant or issue any gross or net participation interests or interests of an equity nature to any Person, save and except to Scott Wallace pursuant to the Wallace Employment Agreement, provided, that nothing herein shall preclude the payment of incentive compensation to employees as are customary in the industry and not excessive in amount, such as those pursuant to the Partnership's Bexar County Management Incentive Compensation Plan and Non-Bexar County Management Incentive Compensation Plan, as such plans may be amended from time to time.

        B.    Without the Consent of a majority in interest of the Limited Partners, but subject to the provisions of Section 11.3, the General Partner shall not have the authority to sell, abandon or otherwise dispose of at any one time all or substantially all the assets of the Partnership except for a liquidation sale of a final Theatre Property or Theatre Properties remaining as a result of the sale of Theatre Properties in the ordinary course of business.

        Section 5.4    Duties and Obligations of General Partner

        A.    The General Partner shall take all action that may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Texas (and each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged) and for the acquisition, management, maintenance and operation of the Partnership Theatre Property in accordance with the provisions of this Agreement and applicable laws and regulations.

        B.    The General Partner shall devote to the Partnership such time as the General Partner shall deem to be necessary to conduct the Partnership business and affairs in a appropriate manner.

        C.    The General Partner shall be under a fiduciary duty and obligation to conduct the affairs of the Partnership in the best interests of the Partnership, including the safekeeping and use of all Partnership funds and assets (whether or not in the immediate possession or control of the General Partner) and the use thereof for the benefit of the Partnership.

        D.    The General Partner shall use its best efforts to prepare or cause to be prepared and to file on or before the due date (or any extension thereof) any Federal, State or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership (it being understood that the expenses of preparation and filing of such tax returns, and the amounts of such taxes, are expenses of the Partnership and not of the General Partner); provided, however, that the General Partner shall not be required to cause the Partnership to pay any tax so long as the General Partner or the Partnership is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the Partnership.

        E.    The General Partner shall use its best efforts to cause the Partnership to be formed, reformed, qualified to do business, or registered under any applicable assumed or fictitious name statute or similar law in any state in which the Partnership then owns Theatre Property or transacts business, if such formation, reformation, qualification or registration is necessary in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business.

        F.    The General Partner shall, from time to time, prepare and file any amendment to the Certificate or this Agreement and other similar documents that are required by law to be filed and recorded for any reason, in such office or offices as are required under the laws of the State or any other state in which the Partnership is then formed or qualified. The General Partner shall promptly register the Partnership under any assumed or fictitious name statute or similar law in force and effect in each state in which the Partnership is then formed or qualified. The General Partner shall do all other acts and things (including making publication or periodic filings of the Certificate or this Agreement or other similar documents, or amendments thereto) that may now or hereafter be required, or deemed by the General Partner to be necessary, (1) for the perfection and continued maintenance of the Partnership as a limited partnership under the laws of the State and each other state in which the Partnership is then formed, (2) to protect the limited liability of the Limited Partners as limited partners under the laws of the State and each other state in which the Partnership is then formed or qualified and (3) to cause the books and records of the Partnership, and if required by law, to cause the Certificate and this Agreement to reflect accurately the agreement of the Partners, the identity of the Limited Partners and the General Partner and the amounts of their respective Capital Contributions.

        G.    In the case of any vote, Consent or other action by the Limited Partners hereunder which shall become binding upon the General Partner, the General Partner, in acting on behalf of the Partnership in the Partnership's capacity as a partner in any partnership, joint venture or other entity which may own or hold any particular item of Theatre Property, shall, to the extent permitted by the partnership agreement relating to such partnership or joint venture, take corresponding or identical action or cause an Affiliate of the General Partner in its capacity as a partner of such partnership or joint venture to take such action, pursuant to the terms of the partnership agreement relating to such partnership or joint venture and, in general, shall not act on behalf of the Partnership in such capacity in a manner inconsistent with any such vote, Consent or other action pursuant to this Agreement.

        H.    The General Partner shall use its best efforts to assure that the Partnership shall not be deemed an investment company as such term is defined in the Investment Company Act of 1940.

        I.    The General Partner shall use its best efforts to obtain provisions in any future Senior Credit Facility permitting Tax Funding Distributions on terms comparable or better to those contained in the Partnership's Senior Credit Facility as in effect as of the date hereof with Citicorp Industrial Credit, Inc.

        Section 5.5    Compensation of the General Partner

        The General Partner shall not, either in its capacity as General Partner or in its individual capacity, receive any salary, fees, commissions, profits, distributions, or other compensation, except as provided or permitted by this Agreement.

        Section 5.6    Other Businesses of Partners

        Any Partner and any Affiliate of any Partner may engage in or possess an interest in other business ventures of any kind, nature or description, independently or with others, including, but not limited to, the acquisition, financing, construction, development, ownership, leasing, operation, management, syndication and brokerage of Theatre Properties, for their own account or for the account of others. Nothing in this Agreement shall be deemed to prohibit the General Partner or any Affiliate of the General Partner from dealing, or otherwise engaging in business, with persons transacting business with the Partnership or from providing services relating to the purchase, sale, financing, management or operation of theatre business or properties and receiving compensation therefor. Neither the Partnership nor any Partner shall have any rights or obligations by virtue of this Agreement or the partnership relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

        Section 5.7    Indemnification of the General Partner and Its Affiliates

        To the fullest extent permitted by law (including as permitted by, but subject to the restrictions and procedures of, Article 11 of the Act), neither the General Partner nor any of its Affiliates shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any loss or damage incurred by reason of any act or omission, including any negligent act or omission, performed or omitted by the General Partner or such Affiliate in good faith either on behalf of the Partnership or in furtherance of the interests of the Partnership and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement or by law or by the Consent of the Limited Partners in accordance with the provisions of this Agreement, provided that the General Partner or such Affiliate was not guilty of gross negligence, willful and wanton misconduct or any other breach of fiduciary duty with respect to such act or omission. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership), by reason of any act or omission or alleged act or omission arising out of such Person's activities as a General Partner or as an officer, director, shareholder or Affiliate of the General Partner if such activities were performed in good faith either on behalf of the Partnership or in furtherance of the interests of the Partnership, and in a manner reasonably believed by such Person to be within the scope of the authority conferred by this Agreement or by law or by the Consent of the Limited Partners in accordance with the provisions of this Agreement, against losses, damages, or expenses for which such Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding, so long as such Person was not guilty of gross negligence, willful and wanton misconduct or any other breach of fiduciary duty with respect to such acts or omissions; provided that the satisfaction of any indemnification and any holding harmless shall be from and limited to Partnership assets and no Partner shall have any personal liability on account thereof.

ARTICLE SIX

TRANSFERABILITY OF GENERAL PARTNER'S PARTNERSHIP UNITS

        Section 6.1    Admission of Successor or Additional General Partner

        A.    With the Consent of a majority in interest of the Limited Partners, the General Partner may, in addition to substitutions permitted by Section 6.1B and subject to the provisions of Section 6.5, at any time, designate one or more Persons not then Affiliates of the General Partner to be successor or additional General Partners with such participation in the General Partner's Partnership Units as the General Partner and such successor or additional General Partners may agree upon. In addition, the General Partner may designate one or more of its Affiliates (including any limited partnership of which the General Partner or one of its Affiliates is a general partner) to be successor or additional General Partners with such participation in the General Partner's Partnership Units as the General Partner and such successor or additional General Partners may agree upon, and each Limited Partner hereby Consents to the admission of such Affiliates as additional or successor General Partners, and no further Consent or approval shall be required. In addition, the General Partner may assign or grant a security interest in its Partnership Units to any Senior Lender without any consent on the part of the Limited Partners. In the event that the General Partner grants a security interest in its Partnership Units to any Senior Lender, and in the event that such Senior Lender shall foreclose upon such Partnership Units, or sell such Partnership Units under power of sale (statutory or contractual) or in lieu of foreclosure (such security interest, foreclosure or sale, being a "transfer"), then no transfer of such Partnership Units to any successor shall require any Consent on the part of the Limited Partners and, further, such successor of the General Partner's Partnership Units may be designated as a successor General Partner and each Limited Partner hereby Consents to the admission of such successor as a successor General Partner, and no further Consent or approval shall be required. Each such designee so Consented to by the Limited Partners shall become a successor or additional General Partner upon complying with the provisions of Section 10.3.

        B.    Except as part of a transfer to a successor or additional General Partner pursuant to Section 6.1A, the General Partner shall not have the right to resign or to transfer or assign its Partnership Units, except that the General Partner may substitute in its stead as General Partner any entity which has, by merger, consolidation or otherwise, acquired substantially all of its assets or stock and continued its business or any entity formed to succeed to the rights of the General Partner at the time of its dissolution. The designation of such a successor General Partner shall occur, and for all purposes shall be deemed to have occurred, prior to such resignation or transfer. Each Limited Partner hereby Consents to the admission of any additional or successor General Partner pursuant to this Section 6.1B, and no further Consent or approval shall be required.

        Section 6.2    Removal of the General Partner; Designation of a Successor General Partner

        A.    The General Partner may be removed for any reason with the Consent of a majority in interest of the Limited Partners. The removal of the General Partner shall in no way derogate from any rights or powers of such General Partner, or the exercise thereof, or the validity of any actions taken pursuant thereto, prior to the date of such removal.

        B.    In the event of the removal of the General Partner, the General Partner's General Partner Partnership Units shall be converted to Limited Partner Partnership Units with all rights to distributions of cash and allocations of Profit and Loss previously provided as a General Partner.

        C.    With the Consent of a majority in interest of the Limited Partners (but if the law of a jurisdiction, other than the State, in which the Partnership is then formed or qualified is applicable and does not permit such designation, then such larger number as is required under such law to consent to or ratify the admission of a general partner), the Limited Partners may, subject to the provisions of Section 6.5, at any time designate one or more Persons to be successors to a General Partner concurrently therewith being removed pursuant to Section 6.2A and may issue additional General Partner Partnership Units to such Persons; provided, however, that the following conditions are satisfied:

          (1)  the Consent of the Limited Partners given pursuant to this Section 6.2C shall be given not later than the Consent of Limited Partners to the removal of the General Partner pursuant to Section 6.2A;

          (2)  the designation of such Person as a successor General Partner shall occur, and for all purposes shall be deemed to have occurred, prior to the removal of the General Partner pursuant to Section 6.2A;

          (3)  any additional General Partner Partnership Units issued to such successor shall be at the fair market value of such Partnership Units, provided, however, that the determination of such fair market value shall be made by the vote of a majority in interest of the Limited Partners (or such greater proportion as is set forth in the first sentence of this paragraph C) and such determination shall be binding on all Partners;

          (4)  the Partnership Units of the Limited Partners (including the Partnership Units of General Partner to be removed, which will be converted to Limited Partner Partnership Units pursuant to Section 6.2B) shall not be affected by the admission of such successor General Partner except to the extent new Partnership Units are issued pursuant to subparagraph (3) of this paragraph C; and

          (5)  any Person designated as a successor General Partner pursuant to this Section 6.2C shall have complied with the provisions of Section 10.3.

        Section 6.3    Incapacity, Removal or Resignation of a General Partner

        A.    In the event of the Incapacity of a General Partner or the removal of a General Partner pursuant to Section 6.2 or the resignation of a General Partner, the business of the Partnership shall be continued by the remaining General Partner or General Partners if the Incapacitated or removed or resigned General Partner is not then the sole general partner. In the event of the Incapacity or removal or resignation of a sole General Partner (unless a successor General Partner is approved pursuant to Section 6.1B or 6.2C), the Partnership shall be dissolved.

        B.    Upon the Incapacity, removal or resignation of a General Partner, such General Partner shall immediately cease to be a General Partner and the Partnership Units of any incapacitated, removed or resigned General Partner shall be converted to Limited Partner Partnership Units with all rights to distributions of cash and allocations of Profit and Loss previously provided as a General Partner.

        C.    If, at the time of the Incapacity, removal or resignation of a General Partner, the Incapacitated, removed or resigned General Partner was not the sole General Partner the remaining General Partner or Partners shall continue the business of the Partnership and shall immediately (1) give Notification to the Limited Partners of such event and (2) make such amendments to this Agreement and execute and file such amendments of the Certificate or other documents or instruments as are necessary to reflect the termination of the interest of the Incapacitated, removed or resigned

General Partner and such Incapacitated, removed or resigned General Partner having ceased to be a General Partner and the appointment of any successor General Partner.

        Section 6.4    Liability of a Withdrawn General Partner

        Any General Partner who shall voluntarily or involuntarily for any reason (including Incapacity) withdraw, resign or be removed from the Partnership or sell, transfer or assign its General Partner Partnership Units shall remain liable for obligations incurred by it as General Partner prior to the time such withdrawal, resignation, removal, sale, transfer or assignment shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal, resignation, removal, sale, transfer or assignment shall have become effective.

        Section 6.5    Restrictions on Transfer of General Partner's Partnership Units

        A.    No Person shall be admitted as a successor or additional General Partner, and no transfer, sale or exchange of all or any part of the General Partner's Partnership Units shall be permitted, if counsel for the Partnership shall be of the opinion that such admission, transfer, sale or exchange, or any actions taken in connection therewith, would cause the Partnership to be classified other than as a partnership for Federal income tax purposes.

        B.    No assignee or transferee of all or any part of the General Partner's Partnership Units shall have any right to become a General Partner except as provided in this Article Six.

        Section 6.6    Consent of Limited Partners to Admission of Successor or Additional General Partners

        Subject to the provisions of Sections 6.1, 6.2 and 6.5, each Limited Partner, by execution of this Agreement, hereby Consents to the admission of any Person as a successor or additional General Partner to which there has at the time been express Consent of such number of Limited Partners as are expressly provided for herein. Upon receipt pursuant thereto of the Consent of such number of Limited Partners to such admission, such admission shall, subject to the provisions of Section 6.5, without any further Consent or approval of the Limited Partners, be an act of all the Limited Partners.

ARTICLE SEVEN

TRANSFER OF LIMITED PARTNERS' PARTNERSHIP UNITS;

ADMISSION OF SUBSTITUTED LIMITED PARTNERS

        Section 7.1    Transfer of Partnership Units

        A.    Subject to the provisions of this Article Seven, a Partnership Unit of a Limited Partner or any part thereof may be sold, assigned or transferred without the consent of the General Partner, except as provided in subsection B hereof.

        B.    The Partnership need not recognize for any purpose, any purported sale, assignment or transfer of all or any part of the Partnership Units of a Limited Partner:

          (1)  if such transfer, assignment or negotiation would cause the Partnership to be treated as an association taxable as a corporation for Federal income tax purposes or, when added to the total of all other sales or exchanges of Partnership Units within the preceding 12 months, would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code; or

          (2)  if such transfer or assignment would violate any federal or state securities or "blue sky" laws applicable to the Partnership or to the Partnership Units to be transferred or assigned.

        C.    Any sale, assignment or transfer of a Limited Partner's Partnership Units not prohibited by subsection B hereof shall be recognized by the Partnership as of the last day of the calendar month during which the Partnership receives instruments of transfer and the payment of all transfer taxes.

        D.    Notwithstanding subsection B of this Section 7.1, any Limited Partner may assign or grant a security interest in its Partnership Units to any Senior Lender. In the event that any Limited Partner grants a security interest in its Partnership Units to any Senior Lender, and in the event such Senior Lender shall foreclose upon such Partnership Units or sell such Partnership Units under power of sale (statutory or contractual) or in lieu of foreclosure (such security interest, foreclosure or sale, being a "transfer"), then, no transfer of such Partnership Units to any successor shall require any consent on the part of the General Partner and, further, any successor(s) of such Limited Partner's Partnership Units shall, at its request, be admitted as a Limited Partner without any consent on the part of the General Partner.

        E.    Subject to subsection B of this Section 7.1, any Current Limited Partner may sell, assign or transfer any or all of its Partnership Units to an Affiliate thereof or to another person who is then a Limited Partner of the Partnership and such Affiliate or other Person shall have the right to and shall be admitted as a Limited Partner without the consent of the General Partner.

        F.    Notwithstanding anything herein to the contrary, if EMV intends to sell or assign any of its Partnership Units to any Person (other than a Senior Lender as provided in Paragraph D hereof) who is then a Partner of the Partnership, it shall first offer to each of the Persons then Partners of the Partnership and to the Warrantholders the right to purchase a pro rata portion of its Partnership Units to be sold or assigned. The provisions of Section 3.3 B hereof shall apply to such right of first refusal, mutatis mutandis and to the extent applicable.

        Section 7.2    Substituted Limited Partners

        A.    Each transferee desiring to be a Substituted Limited Partner must execute and deliver to the Partnership a "Transfer Application" (1) requesting admission as a Substituted Limited Partner, (2) agreeing to comply with and be bound by, and thereby executing, this Agreement, and agreeing to execute any document that the General Partner may reasonably require in connection with the admission of such transferee as a Substituted Limited Partner, and (3) appointing the General Partner the attorney-in-fact for such transferee pursuant to Section 12.1. No such transferee shall have any right to become a Substituted Limited Partner. Transferees will be admitted to the Partnership as Substituted Limited Partners only with the consent of the General Partner, which Consent may be withheld in its absolute discretion.

        B.    As soon as practicable after the last business day of each calendar quarter the General Partner shall amend the books and records of the Partnership, in order to admit to the Partnership as Substituted Limited Partners all transferees who have received the General Partner's Consent to such admission, as provided in Section 7.2A, who had not theretofore been admitted to the Partnership and to reflect the withdrawal from the Partnership, and termination of the interest, of Limited Partners who have sold, assigned or transferred all their Partnership Units to a Person being admitted as a Substituted Limited Partner. The admission of any Limited Partner shall be effective upon the amendment of the books and records of the Partnership to show such admission.

        C.    Until a Person entitled to admission to the Partnership as a Substituted Limited Partnership pursuant to Section 7.2A shall have been admitted to the Partnership pursuant to Section 7.2B, such Person shall be entitled to all of the rights of an assignee of a limited partnership interest under the Act.

        D.    No Person shall be entitled to become a Limited Partner except pursuant to Sections 3.2, 3.3, 7.1D, 7.1E or this Article Seven.

ARTICLE EIGHT

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP

        Section 8.1    Events Causing Dissolution

        The Partnership shall dissolve and its affairs shall be wound up upon the happening of any of the following events or specified dates:

        A.    the expiration of its term;

        B.    the Incapacity, removal or resignation of a sole General Partner, unless a successor General Partner is designated pursuant to Sections 6.1 or 6.2, in which case the Partnership shall be reconstituted;

        C.    the sale or other disposition at one time of all or substantially all the assets of the Partnership;

        D.    the election by the General Partner or by a majority in interest of the Limited Partners to dissolve the Partnership; or

        E.    October 1, 1994 unless:

          (i)    prior to that time at least seventy percent (70%) of the Limited Partners' Partnership Units or their equivalents existing on the date hereof shall be registered under the Securities Act of 1933, as amended, and shall be traded on a nationally recognized securities exchange in the United States or in the over-the-counter market of the NASDAQ system; or

          (ii)  the provisions of either of the next two paragraphs shall apply.

            (x)  Notwithstanding the foregoing, no dissolution shall take place under Paragraph E if by no later than April 1, 1994 EMV agrees in writing to waive the provisions of Paragraph E for one year, in which case the dissolution date referred to in Paragraph E shall be October 1, 1995. EMV may waive the October 1, 1995 dissolution in the same manner and may postpone the dissolution date for successive one year periods provided that EMV gives a written waiver to the Partnership by no later than the April 1 preceding the then-pending October 1 dissolution date under Paragraph E; provided, that in no case may EMV postpone the dissolution date to a date beyond when the Partnership would otherwise dissolve under Section 8.1; and provided, further, that the provisions of Paragraph E shall be inapplicable if EMV is not a Limited Partner at the relevant October 1 dissolution date under Paragraph E.

            (y)  If any dissolution date provided in Paragraph E has not been waived by EMV in the manner provided in the foregoing paragraph, the Partners as of the April 1 preceding the then-pending October 1 dissolution date shall have the right to purchase all of the Partnership Units in the Partnership then held by EMV ("EMV Units"), which right may be exercised at any time in writing to EMV by no later than September 1 immediately preceding the then-pending October 1 dissolution date. Each Partner may offer to purchase so many of such EMV Units as it desires but if offers exceed the amount of EMV Units available as of the applicable September 1, each offering Partner shall be entitled to purchase only such number of Units that its total Partnership Units bears to the Partnership Units of all Partners offering to buy EMV Units. The purchase price for the EMV Units shall be their fair market value and the purchase price will be payable within twenty (20) days of the agreement or notification of fair market value. If the parties are unable to agree on fair market value, the matter shall be submitted for determination to an appraiser mutually acceptable to the parties. If they cannot agree on an appraiser, the offering Partners shall choose one appraiser, EMV shall choose one appraiser and the two appraisers will choose a third, and fair market value will be determined by the panel of appraisers. If either party fails to choose an appraiser within twenty days of a written request to do so, the other party's chosen appraiser may make the determination of fair market value. Any such determination of fair market value shall be binding on all parties. If offers to purchase all of the EMV Units have been made by the applicable September l, the Partnership shall not dissolve pursuant to Paragraph E, provided, that the Partnership shall dissolve within twenty (20) days of agreement or notification to the parties of fair market value if all the EMV Units have not then been paid for.

        F.    October 1, 1994 unless:

          (i)    prior to that time at least seventy percent (70%) of the Limited Partners' Partnership Units or their equivalents existing on the date hereof shall be registered under the Securities Act of 1933, as amended, and shall be traded on a nationally recognized securities exchange in the United States or in the over-the-counter market of the NASDAQ system; or

          (ii)  the provisions of either of the next two paragraphs shall apply.

            (x)  Notwithstanding the foregoing, no dissolution shall take place under Paragraph F if by no later than April 1, 1994 Citicorp Industrial Credit, Inc. or any Affiliate thereof to whom its Partnership Units are transferred pursuant to Section 7.1E ("CIC") agrees in writing to waive the provisions of Paragraph F for one year, in which case the dissolution date referred to in Paragraph F shall be October 1, 1995. CIC may waive the October 1, 1995 dissolution in the same manner and may postpone the dissolution date for successive one year periods provided that CIC gives a written waiver to the Partnership by no later than the April 1 preceding the then-pending October 1 dissolution date under Paragraph F; provided, that in no case may CIC postpone the dissolution date to a date beyond when the Partnership would otherwise dissolve under Section 8.1; and provided, further, that the provisions of Paragraph F shall be inapplicable if CIC is not a Limited Partner at the relevant October 1 dissolution date under Paragraph F.

            (y)  If any dissolution date provided in Paragraph F has not been waived by CIC in the manner provided in the foregoing paragraph, the Partners as of the April 1 preceding the then-pending October 1 dissolution date shall have the right to purchase all of the Partnership Units in the Partnership then held by CIC ("CIC Units"), which right may be exercised at any time in writing to CIC by no later than September 1 immediately preceding the then-pending October 1 dissolution date. Each Partner may offer to purchase so many of such CIC Units as it desires but if offers exceed the amount of CIC Units available as of the applicable September 1, each offering Partner shall be entitled to purchase only such number of Units that its total Partnership Units bears to the Partnership Units of all Partners offering to buy CIC Units. The purchase price for the CIC Units shall be their fair market value and the purchase price will be payable within twenty (20) days of the agreement or notification of fair market value. If the parties are unable to agree on fair market value, the matter shall be submitted for determination to an appraiser mutually acceptable to the parties. If they cannot agree on an appraiser, the offering Partners shall choose one appraiser, CIC shall choose one appraiser and the two appraisers will choose a third, and fair market value will be determined by the panel of appraisers. If either party fails to choose an appraiser within twenty days of a written request to do so, the other party's chosen appraiser may make the determination of fair market value. Any such determination of fair market value shall be binding on all parties. If offers to purchase all of the CIC Units have been made by the applicable September 1, the Partnership shall not dissolve pursuant to Paragraph F, provided, that the Partnership shall dissolve within twenty (20) days of agreement or notification to the parties of fair market value if all the CIC Units have not then been paid for.

        Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until this Agreement has been cancelled and the assets of the Partnership have been distributed as provided in Section 8.2. Upon the dissolution of the Partnership, the General Partner shall proceed with the liquidation and distribution of the assets of the Partnership, and upon the completion of the winding up of the Partnership shall have the authority to, and shall, execute and file a certificate of cancellation and such other documents required or desirable to effectuate and evidence the dissolution and termination of the Partnership. Prior to the distribution of all of the assets of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

        Section 8.2    Liquidation

        A.    Upon dissolution of the Partnership, the General Partner or other authorized liquidating agent for the Partnership shall commence to wind up the affairs of the Partnership and to liquidate its assets. The General Partner shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership assets pursuant to such liquidation, having due regard to the activity and condition of the relevant markets and general financial and economic conditions.

        B.    Any taxable gain or loss arising out of the disposition of Partnership assets during the course of liquidation of the Partnership (or which would result if property to be distributed to the Partners in kind were to be sold at fair market value) shall be allocated to the Partners (after all allocations under Sections 4.3 and 4.4 and distributions [other than liquidating distributions] for the current fiscal year and all prior periods have been credited or debited to each of the Partner's Capital Accounts) in such manner as will, to the extent possible, cause the Capital Accounts of the Partners (before liquidating distributions) to be in the same proportions as the Partnership Units held by each Partner bears to the Partnership Units held by all Partners.

        C.    After dissolution and liquidation, the assets of the Partnership shall be applied in the following order:

          (1)  To payment of all debts and obligations of the Partnership to any person; and

          (2)  To the Partners, pro rata in proportion to their respective Partnership Units, but subject to the provisions of Section 4.5 hereof.

        D.    If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other partners so entitled.

        E.    Within a reasonable time following the completion of the liquidation of the Partnership, the General Partner shall furnish to each of the Partners reports containing the information required by Section 9.4C.

ARTICLE NINE

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS; ETC.

        Section 9.1    Books and Records

        The books and records of the Partnership, including information relating to the sale by the General Partner or any of its Affiliates of goods or services to the Partnership and a list of the names and addresses and Partnership Units of all Limited Partners, shall be maintained at the office of the Partnership and shall be available for examination there by any Partner or by such Partner's duly authorized representatives at reasonable times upon reasonable notice. Any Partner, or such Partner's duly authorized representatives, upon Notification to the General Partner and upon paying the costs of collection, duplication and mailing, shall be entitled for any purpose reasonably related to the Limited Partner's interest as a Limited Partner in the Partnership to a copy of information to which such

Partner is entitled under the Act. The Partnership may maintain such other books and records and may provide such financial or other statements as the General Partner in its discretion deems advisable.

        Section 9.2    Accounting; Fiscal Year

        The books and records of the Partnership shall be kept on the accrual basis. The fiscal year of the Partnership shall be the calendar year.

        Section 9.3    Bank Accounts

        The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine. All deposits and other funds not needed in the operation of the business may be deposited in U.S. government securities, securities issued or guaranteed by U.S. government agencies, securities issued or guaranteed by states or municipalities, certificates of deposit and time or demand deposits in commercial banks, bankers' acceptances, savings and loan association deposits or deposits in members of the Federal Home Loan Bank System and, in such interest-bearing or non-interest-bearing investments, including, without limitation, firm repurchase agreements for direct obligations of the United States of America or any instrumentality thereof for the payment of which the full faith and credit of the United States of America is pledged or commercial paper rated A-1 or better by Standard and Poor's corporation or prime-1 or better by NCO/Moody's Commercial Paper Division of Moody's Investors Service, Inc., or the successor to either of them, as shall reasonably be designated by the General Partner.

        Section 9.4    Reports

        A.    As soon as practicable after the end of each fiscal quarter, the General Partner shall send to each person who was a Limited Partner at any time during the quarter then ended the following (none of which need be audited): (1) a balance sheet; (2) a profit and loss statement; and (3) a statement of changes in financial position for the quarter then ended.

        B.    As soon as practicable after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner at any time during the fiscal year then ended such tax information as shall be necessary for the preparation by such Limited Partner of his, her or its Federal income tax return, and state income and other tax returns, if any, in states where the Partnership is organized, is qualified to do business or owns Theatre Property.

        C.    As soon as practicable after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner at any time during the fiscal year then ended (1) a balance sheet as of the end of such fiscal year and statements of income, Partners' equity and changes in financial position for such fiscal year, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of the Accountants; and (2) a statement (which need not be audited) showing the Distributable Cash From Operations and Distributable Refinancing Proceeds or Distributable Sale Proceeds distributed to the Partners with respect to such year.

        Section 9.5    Depreciation and Elections

        With respect to all depreciable assets for the Partnership, the Partnership may elect to use, so far as permitted by these provisions of the Code, accelerated depreciation methods. The General Partner may cause the Partnership to change to or elect some other method of depreciation and the General Partner may, in its sole discretion, cause the Partnership to make all elections required or permitted to be made by the Partnership under the Code and not otherwise expressly provided for in this Agreement, including, without limitation, the election referred to in Section 754 of the Code; provided, however, that if the election referred to in Section 754 is made, the Partnership shall have the right to charge the Partner or Partners benefiting from such election for the Partnership's reasonable expenses in making the accounting adjustments resulting from such election. Each of the Partners will upon request supply the information necessary to give proper effect to such election.

        Section 9.6    Capital Accounts

        A separate capital account ("Capital Account") shall be established for each Partner and shall be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) of the Internal Revenue Code ("Code"). Except where inconsistent with such regulations, each Partner's Capital Account shall be equal to (a) that Partner's capital contributions (in the case of contributed property, valued at the fair market value of such property, net of liabilities secured by such property or to which such property is subject), (b) plus allocations of Profits, (c) minus distributions and allocations of Losses, and (d) plus or minus, as the case may be, items of income or gain and deductions that are specifically allocated pursuant to Sections 4.4 and 8.2B hereof. No adjustment to a Partner's Capital Account shall be made for any items allocated under Section 4.4D hereof (Code Section 704(c) type allocations).

        In the event that assets of the Partnership other than cash are distributed to a Partner in kind, Capital Accounts shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Partnership if the distributed assets had been sold for their fair market values in a cash sale (in order to reflect unrealized gain or loss).

        In the event of the liquidation of a Partner's interest in the Partnership or of the Partnership, or upon a contribution of money or other property (other than a de minimus amount) to the Partnership by a new or existing Partner as consideration for an interest in the Partnership, Capital Accounts shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Partnership if all Partnership assets had been sold for their fair market values in a cash sale (in order to reflect unrealized gain or loss).

        Capital Accounts also shall be adjusted upon the constructive termination of the Partnership as provided under Section 708 of the Code in accordance with the method set forth in the immediately preceding paragraph (as required by Section 1.704-1(b)(2)(iv)(1) of the Treasury Regulations).

ARTICLE TEN

AMENDMENTS

        Section 10.1    Proposal of Amendments Generally

        A.    Amendments to this Agreement to reflect the addition or substitution of a Limited Partner, the admission of an additional or successor General Partner or the withdrawal of a General Partner shall be made at the time and in the manner referred to in Article Six or Section 7.2, as the case may be. Any other amendments to this Agreement may be proposed by the General Partner or by Limited Partners holding not less than 9% of the total number of outstanding Partnership Units. The Partners proposing such amendment shall submit (1) the text of such amendment, and (2) a statement of the purpose of such amendment. The General Partner shall, within 20 days after receipt of any proposal under this Section 10.1, give Notification to all Partners of such proposed amendment and such statement of purpose, together, in the case of an amendment provided by Limited Partners, with the views, if any, of the General Partner with respect to such proposed amendment.

        B.    The General Partner shall, within a reasonable time after the adoption of any amendment to this Agreement (but not longer than the period required by the Act), make any filings or publications if required by the Act or desirable to reflect such amendment.

        Section 10.2    Adoption of Amendments; Limitations Thereon

        A.    A majority in interest of the Partners may amend this Agreement; provided, however, that no amendment to this Agreement may:

          (1)  add to, detract from or otherwise modify the purposes of the Partnership without the Consent of all the Partners;

          (2)  without the Consent of the Partner being affected, convert a Limited Partner's Partnership Units into a General Partner's Partnership Units; modify the limited liability of a Limited Partner; alter the interest of any Partner in Profits, Losses, Distributable Cash From Operations or Distributable Refinancing Proceeds or Distributable Sale Proceeds; or increase the liabilities or responsibilities of, or diminish the rights or protections of, the General Partner under this Agreement;

          (3)  modify the method provided in Article Four of determining Profits and Losses and the order of allocations thereof and of determining distributions of Distributable Cash From Operations or Distributable Refinancing Proceeds or Distributable Sale Proceeds and the order thereof without the Consent of each Partner adversely affected by such modification;

          (4)  amend Sections 6.2B or 6.3B without the Consent of the General Partner;

          (5)  amend any provision hereof which requires the Consent, action or approval of a specified percentage in interest of the Partners without the Consent of such specified percentage in interest of the Partners;

          (6)  amend this Section 10.2A without the Consent of all the Partners; or

          (7)  amend Sections 3.3B, 4.1B, 4.2B, 5.4I, 6.2C, 7.1, 7.2, 8.1E, 9.4, 10.1A, 11.2 or this Section 10.2A(7) without the consent of all of the following Persons which are Partners or holders of a Warrant at the time of such amendment: Entertainment-Media Venture Partners I, L.P., Citicorp or any of their successors or assigns which is an Affiliate thereof.

        B.    In addition to any amendments otherwise authorized hereby, this Agreement may be amended from time to time by the General Partner without the Consent of any of the Limited Partners (1) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, (2) to cure any ambiguity or correct or supplement any provisions hereof which may be inconsistent with any other provision hereof, or correct any printing, stenographic or clerical errors or omissions; (3) to conform to any safe harbor provisions which would preserve the substantial economic effect or alternative economic effect characterization of the allocations of Profits and Losses set forth in Article Four; and (4) to amend any provision of this Agreement if not adverse to the interest of the Limited Partners; provided, however, that no amendment shall be adopted pursuant to this Section 10.2B unless (a) in the case of any amendment referred to in clause (1), (2) or (4) of this Section, such amendment would not alter the interest of a Partner in Profits, Losses, Distributable Cash From Operations or Distributable Refinancing Proceeds or Distributable Sale Proceeds and such amendment is not adverse to the interests of the Limited Partners; and (b) such amendment would not, in the opinion of counsel for the Partnership, alter, or result in the alteration of the limited liability of the Limited Partners or the status of the Partnership as a partnership for Federal income tax purposes.

        Section 10.3    Amendments on Admission or Withdrawal of Partners

        If this Agreement shall be amended to reflect the admission of an additional or successor General Partner, such amendment shall be signed by another General Partner and such additional or successor General Partner. If this Agreement shall be amended to reflect the withdrawal or removal of the

General Partner and the continuation of the business of the Partnership, such amendment shall be signed by the remaining or successor General Partner.

        Section 10.4    Copies of Amendments

        The Certificate and this Agreement and each amendment thereto shall be kept in the files of the General Partner and copies thereof shall be made available to each Partner upon written request only for any valid Partnership purpose reasonably related to the Limited Partner's interest as a Limited Partner in the Partnership, the General Partner not being otherwise obligated to deliver or mail a copy of the Certificate or this Agreement or any amendment thereto to the Limited Partners, either before or after its filing, if any, in the State.

ARTICLE ELEVEN

CONSENTS, VOTING AND MEETINGS

        Section 11.1    Method of Giving Consent

        Any Consent required by this Agreement may be given by:

        (A)  a written consent given by the consenting Partner and received by the General Partner at or prior to the doing of the act or thing for which the consent is solicited, provided that such consent shall not have been nullified by (1) Notification to the General Partner of such nullification by the consenting Partner at or prior to the time of, or the negative vote by such consenting Partner at, any meeting called and held pursuant to Section 11.2 to consider the doing of such act or thing, or (2) Notification to the General Partner of such nullification by the consenting Partner prior to the doing of any act or thing the doing of which is not subject to approval at a meeting called pursuant to Section 11.2; or

        (B)  the affirmative vote by the consenting Partner to the doing of the act or thing for which the consent is solicited at any meeting and held pursuant to Section 11.2 to consider the doing of such act or thing.

        Section 11.2    Meetings of Partners

        A.    Regular meetings of the Partners shall be held quarterly to allow the General Partner to review the status of the business of the Partnership with the Partners and to consider any other matter which may properly come before the meetings. Notification of regular meetings shall be given not less than 10 days before each meeting. Regular meetings shall be held at the principal office of the Partnership or such other location as the General Partner may reasonably determine.

        B.    The termination of the Partnership, the removal of the General Partner and any other matter requiring the Consent of all or any of the Limited Partners pursuant to this Agreement may be considered at a meeting of the Partners held not less than 10 nor more than 60 days after Notification thereof shall have been given by the General Partner to all Partners. Such Notification (i) may be given by the General Partner, in its discretion, at any time, and (ii) shall be given by the General Partner within 15 days after receipt by the General Partner of a request for such a meeting made by Limited Partners holding not less than 9% of the total number of outstanding Partnership Units. Such meeting shall be held at the principal office of the Partnership or the principal office of the General Partner or at such other place as shall be specified by the General Partner, if Notification of such meeting is given pursuant to Section 11.2B(i), or as shall be specified by the requesting Limited Partners, if Notification of such meeting is given pursuant to Section 11.2B(ii). Notification of such meeting shall state the date, time and place and purpose of the meeting and shall indicate the Partner or Partners at whose direction the meeting has been called.

        Section 11.3    Submissions to Limited Partners

        The General Partner shall give all the Limited Partners Notification of any proposal or other matter required by any provision of this Agreement or by law to be submitted for the consideration and approval of the Limited Partners. Such Notification shall include any information required by the relevant provision of this Agreement or by law.

ARTICLE TWELVE

MISCELLANEOUS PROVISIONS

        Section 12.1    Appointment of the General Partner as Attorney-in-Fact

        A.    The Current Limited Partners by execution of this Agreement, each Additional Limited Partner by subscribing to purchase Partnership Units and making payment therefor, and each Substituted Limited Partner by the execution of a Transfer Application, irrevocably constitutes and appoints the General Partner the true and lawful attorney-in-fact of such Person with full power and authority in the name, place and stead of such Person to:

          (1)  execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement and the Certificate, including, without limitation, all agreements, certificates and other instruments (including counterparts of this Agreement and the Certificate), and amendments thereof (including any such amendment relating to the admission of each Limited Partner, and the making of the Capital Contribution of each such Limited Partner to the Partnership), that the General Partner deems appropriate;

          (2)  execute, acknowledge, deliver, swear to, file and record all instruments to qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Act) in each jurisdiction in which the Partnership may conduct business;

          (3)  execute, acknowledge, deliver, swear to, file and record all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

          (4)  execute, acknowledge, deliver, swear to, file and record all documents and conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership, including, without limitation, a certificate of cancellation.

        B.    The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership, and shall survive, and not be affected by, the subsequent Incapacity of any Person or by a transfer or assignment of all or any of the Partnership Units of such Person giving such power, pursuant to Article Seven hereof; provided, however, that in the event of the transfer by a Limited Partner of all of the Partnership Units of such Limited Partner, the foregoing power of attorney of a transferor Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

        C.    The foregoing power of attorney-in-fact may be exercised by the General Partner either by signing separately or jointly as attorney-in-fact for each or all Limited Partner(s) or by a single signature of the General Partner acting as attorney-in-fact for all of them.

        Section 12.2    Notification

        A.    Any Notification to any Limited Partner shall be at the address of such Partner set forth in the books and records of the Partnership or such other mailing address of which such Limited Partner shall advise the General Partner in writing. Any Notification to the Partnership or the General Partner shall be at the principal office of the General Partner, as set forth in Section 2.2. The General Partner may at any time change the location of its principal office. Notification of any such change shall be given to the Partners on or before the date of any such change.

        B.    Any Notification shall be deemed to have been duly given if personally delivered or sent by United States mails or by telegram or telex confirmed by letter and will be deemed given, unless earlier received: (1) if sent by certified or registered mail, return receipt requested, or by first-class mail, five calendar days after being deposited in the United States mails, postage prepaid, (2) if sent by United States Express Mail, two calendar days after being deposited in the United States mails, postage prepaid, (3) if sent by telegram or telex or facsimile transmission, on the date sent provided confirmatory notice is sent by first-class mail, postage prepaid, and (4) if delivered by hand, on the date of receipt.

        Section 12.3    Binding Provisions

        The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

        Section 12.4    Applicable Law

        This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

        Section 12.5    Counterparts    This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart.

        Section 12.6    Separability of Provisions

        Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid or unenforceable in any jurisdiction, such provision or provisions shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, or the application of the affected provision to Persons or circumstances other than those to which it was held invalid or unenforceable, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 12.7    Entire Agreement

        This Agreement constitutes the entire agreement among the parties. This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein or therein.

        Section 12.8    Section Titles

        Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

        Section 12.9    Attorneys' Fees

        In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or any of the documents provided for herein, or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees, expenses and costs.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

General Partner:
A 3 THEATRES, INC., a Texas corporation
By:	/s/ THOMAS B. MCGRATH Thomas B. McGrath Vice President
Limited Partners:
A 3 THEATRES, INC., a Texas corporation
By:	/s/ THOMAS B. MCGRATH Thomas B. McGrath Vice President
/s/ A. JERROLD PERENCHIO A. JERROLD PERENCHIO
ENTERTAINMENT-MEDIA VENTURE PARTNERS I, L.P.
By	Entertainment-Media General Partner I, L.P. as general partner
By	Entertainment-Media Venture Partners Corp., as general partner
By:	/s/ RAYMOND A. DOIG Raymond A. Doig, President
CITICORP INDUSTRIAL CREDIT, INC.
By:	/s/ ILLEGIBLE Vice President

EXHIBIT A

Partnership Name and Address	Capital Contribution	Partnership Units	Date of Contribution
A 3 Theatres, Inc. 85 N.E. Loop 410 Suite 612 San Antonio, Texas 78216	$150,000	6	12/31/86
CURRENT LIMITED PARTNERS:
A 3 Theatres, Inc. 85 N.E. Loop 410 Suite 612 San Antonio, Texas 78216	7,100,000	284	12/31/86
A. Jerrold Perenchio Chartwell Partnership Group 1901 Avenue of the Stars Suite 780 Los Angeles, California 90067	250,000	10	12/31/86
Entertainment-Media Venture Partners I, L.P. 2121 Avenue of the Stars Suite 460 Los Angeles, California 90067	2,000,000	39	10/29/87
Citicorp Industrial Credit, Inc. 725 South Figueroa Street 3rd Floor Los Angeles, California 90017	130,500	2.54	10/30/87

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TABLE OF CONTENTS
ARTICLE ONE DEFINED TERMS
ARTICLE TWO FORMATION; NAME, PLACE OF BUSINESS AND OFFICE; PURPOSE; TERM
ARTICLE THREE PARTNERS AND CAPITAL
ARTICLE FOUR DISTRIBUTIONS OF CASH; ALLOCATIONS OF PROFITS AND LOSSES
ARTICLE FIVE RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER
ARTICLE SIX TRANSFERABILITY OF GENERAL PARTNER'S PARTNERSHIP UNITS
ARTICLE SEVEN TRANSFER OF LIMITED PARTNERS' PARTNERSHIP UNITS; ADMISSION OF SUBSTITUTED LIMITED PARTNERS
ARTICLE EIGHT DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP
ARTICLE NINE BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS; ETC.
ARTICLE TEN AMENDMENTS
ARTICLE ELEVEN CONSENTS, VOTING AND MEETINGS
ARTICLE TWELVE MISCELLANEOUS PROVISIONS
EXHIBIT A